                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration File No.: 333-58328

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED APRIL 12, 2001)


                                 $300,000,000


                    [L-3 COMMUNICATIONS HOLDINGS, INC. LOGO]


                       L-3 COMMUNICATIONS HOLDINGS, INC.
             5.25% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2009
                 AND 3,680,982 SHARES OF COMMON STOCK ISSUABLE
                         UPON CONVERSION OF THE NOTES

                                 Guaranteed by

L-3 Communications Corporation               L-3 Communications Storm Control Systems, Inc.
Electrodynamics, Inc.                        Microdyne Corporation
Henschel, Inc.                               MPRI, Inc.
Hygienetics Environmental Services, Inc.     Pac Ord, Inc.
Interstate Electronics Corporation           Power Paragon, Inc.
L-3 Communications DBS Microwave, Inc.       Southern California Microwave, Inc.
L-3 Communications ESSCO, Inc.               SPD Holdings, Inc.
L-3 Communications ILEX Systems, Inc.        SPD Electrical Systems, Inc.
L-3 Communications Aydin Corporation         SPD Switchgear, Inc.
L-3 Communications SPD Technologies, Inc.

--------------------------------------------------------------------------------

This prospectus supplement relates to:

-- $300,000,000 principal amount of 5.25% convertible senior subordinated notes due 2009;

-- The shares of our common stock issuable upon conversion of the notes; and

-- The subsidiary guarantees of the notes on behalf of each of our subsidiary guarantors.

This prospectus supplement, which supplements our prospectus dated April 12, 2001, contains information about the selling security holders.













NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF
THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

June 5, 2002

                               TABLE OF CONTENTS


                                                                           PAGE
                                                                           ----
Selling Security Holders ................................................   S-3


                             ---------------------


     You should rely only on the information contained in this prospectus supplement and the prospectus to which it refers. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the prospectus to which it refers is accurate only as of their respective dates.

                            SELLING SECURITY HOLDERS

     The following table sets forth information, as of June 4, 2002, with respect to the selling holders and the principal amounts of notes beneficially owned by each selling holder that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling holders. The selling holders may offer all, some or none of the notes or common stock into which the notes are convertible. Because the selling holders may offer all or some portion of the notes or the common stock, no estimate can be given as to the amount of the notes or the common stock that will be held by the selling holders upon termination of any sales. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes in transactions exempt from the registration requirements of the Securities Act. Selling holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and common stock into which the notes are convertible.

                                                                     PRINCIPAL
                                                                     AMOUNT OF                         COMMON
                                                                       NOTES        PERCENT OF     STOCK ISSUABLE
                                                                   BENEFICIALLY      THE NOTES     UPON CONVERSION
NAME                                                                   OWNED           OWNED        OF THE NOTES
----                                                                   -----           -----        ------------
1976 Distribution Trust FBO
 A. R. Lauder Zinterhofer .....................................     $    8,000            --               98
1976 Distribution Trust FBO Jane A. Lauder ....................     $   16,000          0.01%             196
2000 Revocable Trust FBO
 A. R. Lauder Zinterhofer .....................................     $    8,000            --               98
ABN Amro Securities LLC .......................................     $6,000,000          2.00%          73,619
ACM Offshore Fund .............................................     $  850,000          0.28%          10,429
AIG/National Union Fire Insurance .............................     $  785,000          0.26%           9,631
Alexandra Global Investment Fund 1 Ltd ........................     $6,500,000          2.16%          79,754
Aloha Airlines Non-Pilots Pension Trust .......................     $  175,000          0.06%           2,147
Aloha Pilots Retirement Trust .................................     $  100,000          0.03%           1,226
Alpha U.S. Sub Fund VIII, LLC .................................     $  750,000          0.25%           9,202
Alpine Associates .............................................     $4,000,000          1.33%          49,079
Alpine Partners, L.P. .........................................     $  650,000          0.22%           7,975
Allstate Insurance Company ....................................     $1,000,000          0.33%          12,269
Allstate Life Insurance Company ...............................     $  400,000          0.13%           4,907
Amaranth Securities L.L.C. ....................................     $5,000,000          1.67%          61,349

                                                                     PRINCIPAL
                                                                     AMOUNT OF                         COMMON
                                                                       NOTES        PERCENT OF     STOCK ISSUABLE
                                                                   BENEFICIALLY      THE NOTES     UPON CONVERSION
NAME                                                                   OWNED           OWNED        OF THE NOTES
----                                                                   -----           -----        ------------
American Motorist Insurance Corporation .......................     $   585,000         0.20%          7,177
Arapahoe County, Colorado .....................................     $    57,000         0.02%            699
Arbitex Master Fund, L.P. .....................................     $ 6,400,000         2.13%         78,527
Arkansas PERS .................................................     $   950,000         0.32%         11,656
Arkansas Teachers Retirement ..................................     $ 3,885,000         1.30%         47,668
Associated Electric & Gas Insurance Services Limited ..........     $   500,000         0.17%          6,134
BNY Hamilton Equity Income Fund ...............................     $ 5,000,000         1.67%         61,349
BP Amoco Corporation Master Trust for Employee
 Pension Plans ................................................     $ 7,700,000         2.56%         94,478
BP Amoco PLC, Master Trust ....................................     $   410,000         0.14%          5,030
BT Equity Opportunities .......................................     $ 2,000,000         0.67%         24,539
BT Strategy ...................................................     $ 1,000,000         0.33%         12,269
Bancroft Convertible Fund, Inc. ...............................     $ 1,000,000         0.33%         12,269
Bank Austria Cayman Islands* ..................................     $ 4,500,000         1.50%         55,214
Baptist Health of South Florida ...............................     $   386,000         0.13%          4,736
Black Diamond Offshore, Ltd. ..................................     $   753,000         0.25%          9,239
Boilermakers Blacksmith Pension Trust .........................     $ 1,300,000         0.43%         15,950
Boston Museum of Fine Art .....................................     $   115,000         0.04%          1,411
Brazos Small Cap Portfolio ....................................     $12,700,000         4.23%        155,828
British Virgin Islands Social Security Board ..................     $    42,000         0.01%            515
C&H Sugar Company Inc. ........................................     $   265,000         0.09%          3,251
CALAMOS (Registered Trademark)  Convertible Fund --
 CALAMOS (Registered Trademark) Investment Trust ..............     $ 2,920,000         0.97%         35,828
CALAMOS (Registered Trademark)  Convertible Growth and
 Income Fund -- CALAMOS (Registered Trademark)
 Investment Trust .............................................     $ 1,500,000         0.50%         18,404
CALAMOS (Registered Trademark)  Convertible Portfolio --
 CALAMOS (Registered Trademark) Advisors Trust ................     $   200,000         0.06%          2,453
CALAMOS (Registered Trademark)  Convertible Technology Fund --
 CALAMOS (Registered Trademark)  Investment Trust .............     $    60,000         0.02%            736
CALAMOS (Registered Trademark)  Global Convertible
 Fund -- CALAMOS (Registered Trademark) Investment Trust ......     $   320,000         0.11%          3,296
Chrysler Corporation Master Retirement Trust ..................     $ 3,205,000         1.07%         39,325
City of New Orleans ...........................................     $   239,000         0.08%          2,932
City University of New York ...................................     $   142,000         0.05%          1,742
The Class IC Company Ltd. .....................................     $ 2,750,000         0.92%         33,742
Continental Assurance Company .................................     $ 2,400,000         0.80%         29,447
Credit Lyonnais Securities (USA) Inc. .........................     $ 2,000,000         0.67%         24,539
Deephaven Domestic Convertible Trading Ltd. ...................     $ 8,100,000         2.70%         99,386
Deeprock & Co. ................................................     $ 1,000,000         0.33%         12,269
Delaware PERS .................................................     $ 1,400,000         0.47%         17,177
Delta Air Lines Master Trust (c/o Oaktree Capital
 Management LLC) ..............................................     $   760,000         0.25%          9,325
Delta Pilots D&S Trust ........................................     $   390,000         0.13%          4,785
Deutsche Bank AG - London .....................................     $10,000,000         3.33%        122,699
Deutsche Banc Alex Brown Inc. .................................     $ 9,536,000         2.72%        117,006
Double Black Diamond Offshore, LDC ............................     $ 3,113,000         1.04%         38,196
Drury University ..............................................     $    80,000         0.03%            981
Dylan (IMA) Limited ...........................................     $ 2,000,000         0.67%         24,539
Ellsworth Convertible Growth and Income Fund, Inc. ............     $ 1,000,000         0.33%         12,269
Employee Benefit Convertible Securities Fund ..................     $   240,000         0.08%          2,944

                                                                     PRINCIPAL
                                                                     AMOUNT OF                         COMMON
                                                                       NOTES        PERCENT OF     STOCK ISSUABLE
                                                                   BENEFICIALLY      THE NOTES     UPON CONVERSION
NAME                                                                   OWNED           OWNED        OF THE NOTES
----                                                                   -----           -----        ------------
Engineers Joint Pension Fund ..................................    $   469,000          0.16%            5,754
Enterprise Convertible Securities Fund ........................    $    95,000          0.03%            1,165
F. R. Convt. Sec. Fn. .........................................    $    95,000          0.03%            1,165
First Union Securities Inc. ...................................    $   450,000          0.15%            5,521
Froley Investment Company, Inc. ...............................    $   235,000          0.08%            2,883
The Grable Foundation .........................................    $   111,000          0.04%            1,361
Grady Hospital Foundation .....................................    $   122,000          0.04%            1,496
Hawaiian Airlines Employee Pension Plan -- IAM ................    $    80,000          0.03%              981
Hawaiian Airlines Pension Plan for Salaried Employees .........    $    20,000          0.01%              245
Hawaiian Airlines Pilots Retirement Plan ......................    $   160,000          0.05%            1,963
HFR Convertible Arbitrage Fund ................................    $   200,000          0.07%            2,453
Highbridge International LLC ..................................    $15,000,000          5.00%          184,049
ICI American Holdings Trust ...................................    $   750,000          0.25%            9,202
Independence Blue Cross .......................................    $   116,000          0.04%            1,423
Innovest Finanzoienstleistungs ................................    $   394,000          0.13%            4,834
Island Holdings ...............................................    $    45,000          0.02%              552
JMG Capital Partners, LP ......................................    $ 4,000,000          1.33%           49,079
JMG Triton Offshore Fund, Ltd. ................................    $ 4,000,000          1.33%           49,079
KBC Financial Products USA ....................................    $ 1,000,000          0.33%           12,269
Lehman Brothers Inc. ..........................................    $ 9,000,000          3.00%          110,429
Lipper Convertibles, L.P. .....................................    $ 9,000,000          3.00%          110,429
Lipper Offshore Convertibles, L.P. ............................    $ 2,000,000          0.67%           24,539
Local Initiatives Support Corporation .........................    $    64,000          0.02%              785
Lumbermens Mutual Casualty ....................................    $   486,000          0.16%            5,963
Lydian Overseas Master Fund ...................................    $10,000,000          3.33%          122,699
K. D. Offshore Fund C. V. .....................................    $   750,000          0.25%            9,202
Kellner, DiLeo & Co. ..........................................    $   750,000          0.25%            9,202
Kentfield Trading Ltd. ........................................    $         0           ---%              ---
Man Convertible Bond Master Fund, Ltd. ........................    $ 1,765,000          0.59%           21,654
Maple Securities U.S.A. Inc. ..................................    $ 1,000,000          0.33%           12,269
Maryland Retirement Agency ....................................    $ 2,980,000          0.99%           36,564
McMahan Securities Co. L.P. ...................................    $ 1,600,000          0.53%           19,631
McMahan Securities Co. L.P. ...................................    $ 1,000,000          0.33%           12,269
Merrill Lynch Insurance Group .................................    $   284,000          0.09%            3,484
Motion Picture Industry .......................................    $   471,000          0.16%            5,779
Motion Picture Industry Health Plan -- Active Member
 Fund .........................................................    $   255,000          0.09%            3,128
Motion Picture Industry Health Plan -- Retiree Member
 Fund .........................................................    $   130,000          0.04%            1,595
Municipal Employees ...........................................    $   125,000          0.04%            1,533
Nabisco .......................................................    $    34,000          0.01%              417
Nations Convertible Securities Fund ...........................    $ 6,160,000          2.05%           75,582
New Orleans Firefighters Pension/Relief Fund ..................    $   125,000          0.04%            1,533
New York Life Insurance and Annuity Corporation ...............    $   900,000          0.30%           11,042
New York Life Insurance Company ...............................    $ 9,500,000          3.17%          116,564
Nicholas Applegate Convertible Fund ...........................    $ 1,609,000          0.54%           19,742
Nicholas Applegate Global Holdings ............................    $    30,000          0.01%              368
OCM Convertible Trust .........................................    $ 1,860,000          0.62%           22,822

                                                                      PRINCIPAL
                                                                      AMOUNT OF                         COMMON
                                                                        NOTES        PERCENT OF     STOCK ISSUABLE
                                                                    BENEFICIALLY      THE NOTES     UPON CONVERSION
NAME                                                                    OWNED           OWNED        OF THE NOTES
----                                                                    -----           -----        ------------
Occidental Petroleum Corporation ...............................    $   232,000          0.08%            2,846
Ohio Bureau of Workers Compensation ............................    $   150,000          0.05%            1,840
Onex Industrial Partners Limited ...............................    $ 7,220,000          2.40%           88,588
Oxford, Lord Abbott & Co. ......................................    $ 1,750,000          0.58%           21,472
Ondeo Nalco ....................................................    $   255,000          0.09%            3,128
Partner Reinsurance Company, Ltd. ..............................    $   445,000          0.15%            5,460
People's Benefit Life Insurance Company (Teamsters
 Separate Account) .............................................    $ 4,000,000          1.33%           49,079
Pebble Capital Inc. ............................................    $ 2,899,000          0.96%           35,570
Physicians Life ................................................    $   370,000          0.12%            4,539
Policemen and Retirement System of the City of Detroit .........    $   635,000          0.21%            7,791
Pro Mutual .....................................................    $   712,000          0.24%            8,736
Queen's Health Plan ............................................    $    60,000          0.02%              736
Ramius Securities LLC** ........................................    $   850,000          0.28%           10,429
RJR Reynolds ...................................................    $   107,000          0.04%            1,312
RCG Latitude Master Fund* ......................................    $ 1,150,000          0.38%           14,110
Raytheon Master Pension Trust ..................................    $   640,000          0.21%            7,852
Rockhaven Fund .................................................    $    90,000          0.03%            1,104
SG Cowen Securities Inc. .......................................    $ 5,250,000          1.75%           64,417
Sage Capital ...................................................    $ 2,450,000          0.81%           30,061
Salomon Brothers Asset Management Inc. .........................    $ 4,500,000          1.50%           55,214
San Diego City Retirement ......................................    $   899,000          0.30%           11,030
San Diego County Convertible ...................................    $ 1,968,000          0.66%           24,147
Sanpaolo Asset Management ......................................    $   150,000          0.05%            1,840
Screen Actors Guild Pension Convertible ........................    $   502,000          0.17%            6,159
Shell Pension Trust ............................................    $   498,000          0.17%            6,110
Silvercreek II Limited .........................................    $12,788,000          4.26%          156,907
Silvercreek Limited Partnership ................................    $ 5,533,000          1.84%           67,889
Smithfield Trust Company .......................................    $    20,000            --               245
Southern Farm Bureau Life Insurance ............................    $   675,000          0.23%            8,282
Starvest Combined Portfolio ....................................    $   850,000          0.28%           10,429
State Employees' Retirement Fund of the State of
 Delaware ......................................................    $ 1,115,000          0.37%           13,680
State of Connecticut Combined Investment Funds .................    $ 2,435,000          0.81%           29,877
State of Oregon/SAIF Corporation ...............................    $ 6,850,000          2.28%           84,049
State of Oregon -- Equity ......................................    $ 4,550,000          1.52%           58,828
St. Albans Partners Ltd. .......................................    $ 4,000,000          1.33%           49,079
St. Thomas Trading, Ltd. .......................................    $ 2,897,000          0.96%           35,543
Syngenta AG ....................................................    $   235,000          0.08%            2,760
Total Fina Elf Finance U.S.A. Inc. .............................    $   250,000          0.08%            3,067
UBS AG London Branch ...........................................    $19,725,000          6.58%          242,024
Value Line Convertible Fund, Inc. ..............................    $ 1,000,000          0.33%           12,269
Van Kampen Harbor Fund .........................................    $ 5,000,000          1.67%           61,349
Vanguard Convertible Securities Fund, Inc. .....................    $ 5,915,000          1.97%           72,576
Wake Forest Convert ARB.........................................    $   123,000          0.04%            1,509
Wake Forest University .........................................    $   861,000          0.29%           10,564
Worldwide Transactions, Ltd. ...................................    $   134,000          0.04%            1,644
Writers Guild Convertible ......................................    $   294,000          0.10%            3,607

                                                                      PRINCIPAL
                                                                      AMOUNT OF                         COMMON
                                                                        NOTES        PERCENT OF     STOCK ISSUABLE
                                                                    BENEFICIALLY      THE NOTES     UPON CONVERSION
NAME                                                                    OWNED           OWNED        OF THE NOTES
----                                                                    -----           -----        ------------
Wyoming State Treasurer ........................................    $1,002,000          0.33%          12,294
Zeneca AG Products Inc. ........................................    $  135,000          0.05%           1,656
Zeneca Holdings Trust ..........................................    $  350,000          0.12%           4,294

----------
*    Holdings for these selling security holders are as of June 15, 2001.
**   Holdings for this selling security holder are as of September 15, 2001.

     None of the selling holders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

     Information concerning the selling holders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the conversion rate and therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of notes and the number of shares of common stock into which the notes are convertible may increase or decrease.